1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Granite Construction Incorporated of our report dated February 22, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Granite Construction Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2023. /s/ PricewaterhouseCoopers LLP Houston, Texas June 6, 2024